SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2003

Keane, Inc.

(Exact name of registrant as specified in charter)

Massachusetts	001-7516	04-2437166
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 City Square Boston, MA	02129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 241-9200

Ten City Square, Boston, MA 02129

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure.

On June 18, 2003, Keane, Inc., a Massachusetts corporation (“Keane”), issued a press release announcing that it had completed its sale of $125 million (plus an option to purchase an additional $25 million) of 2% Convertible Subordinated Debentures due 2013 (the “Debentures”), through a Rule 144A offering to qualified institutional buyers. Keane also purchased, concurrently with the offering, approximately 3,000,000 shares of its common stock, sold short by purchasers of the Debentures, for a purchase price of approximately $37.3 million in negotiated transactions. A copy of this press release is attached hereto as Exhibit 99.1.

The Debentures are convertible into shares of Keane common stock based on an initial conversion rate of 54.4989 shares for each $1,000 principal amount of Debentures. This is equivalent to a conversion price of approximately $18.349 per share of common stock. The conversion rate is subject to adjustment. The Debentures will mature on June 15, 2013. Interest on the Debentures is payable at the rate of 2% per annum on June 15 and December 15 of each year, beginning on December 15, 2003. The Debentures are subordinated in right of payment to all of Keane’s senior indebtedness and effectively subordinated to all debts and other liabilities of Keane’s subsidiaries.

In connection with the offering, on June 11, 2003, Keane entered into a First Amendment to its Revolving Credit Agreement (the “Amendment”). The Amendment is attached hereto as Exhibit 10.1. Also in connection with the offering, Keane entered into a Registration Rights Agreement with the initial purchasers of the Debentures (the “Registration Rights Agreement”), pursuant to which Keane agreed to file a registration statement on Form S-3 with respect to the Debentures and the shares of common stock issuable upon conversion of the Debentures.

The Registration Rights Agreement is attached hereto as Exhibit 4.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

Exhibit No.	Description

4.1	Registration Rights Agreement, dated as of June 18, 2003, by and among Keane, Inc., Morgan Stanley & Co. Incorporated, Wachovia Securities, LLC and Fleet Securities, Inc.

10.1	First Amendment to Revolving Credit Agreement, dated as of June 11, 2003, by and among Keane, Inc., Fleet

National Bank and Key Corporate Capital Inc.

99.1	Press release dated June 18, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEANE, INC.

Date:	June 18, 2003	By:	/s/ JOHN J. LEAHY
John J. Leahy Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registration Rights Agreement, dated as of June 18, 2003, by and among Keane, Inc., Morgan Stanley & Co. Incorporated, Wachovia Securities, LLC and Fleet Securities, Inc.

10.1	First Amendment to Revolving Credit Agreement, dated as of June 11, 2003, by and among Keane, Inc., Fleet National Bank and Key Corporate Capital Inc.

99.1	Press release dated June 18, 2003